EXHIBIT 5.1
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             OPINION OF CROWE & DUNLEVY, A PROFESSIONAL CORPORATION


                                 August 5, 2005



GMX Resources Inc.
One Benham Place
9400 N. Broadway, Suite 600
Oklahoma City, OK  73114


Gentlemen:

         We have acted as counsel to GMX Resources Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,600,000 shares of common stock (the "Shares").

         The registration statement under the Act with respect to the Securities is being filed with the Securities and Exchange Commission on or about August 5, 2005.

         We have examined and are familiar with originals or copies, the authenticity of which has been established to our satisfaction, of all such documents, corporate records, and other instruments as we have deemed necessary to express the opinion hereinafter set forth. Based on the foregoing, it is our opinion that the Shares have been validly issued, fully paid and non-assessable and may be resold in the manner described in the registration statement.

         We consent to the use of this opinion as an exhibit to the above-mentioned registration statement and to the use of our name in such registration statement and the prospectus included therein under the heading "Legal Matters."

                                     Respectfully submitted,


                                     Crowe & Dunlevy, A Professional Corporation


                                     By: /s/ Jeffrey T. Hills
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                                         Jeffrey T. Hills